UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Consumers Bancorp, Inc.

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CONSUMERS BANCORP, INC.

614 East Lincoln Way

P.O. Box 256

Minerva, Ohio 44657

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 15, 2008

To Our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Consumers Bancorp, Inc. will be held at Consumers National Bank, 614 East Lincoln Way, Minerva, Ohio, on Wednesday, October 15, 2008, at 9:00 a.m. (local time), for the following purposes:

1.	To elect four Class II directors to serve a three-year term until the Annual Meeting of Shareholders in 2011 or until their successors are elected and qualified; and

2.	For the transaction of any other business that may properly come before the meeting or any adjournment thereof.

Only those shareholders of record at the close of business on August 22, 2008 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof.

By Order of the Board of Directors

Laurie L. McClellan Chairman

Minerva, Ohio

September 15, 2008

YOUR VOTE IS IMPORTANT. WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY BY GIVING A WRITTEN NOTICE OF REVOCATION AND VOTE IN PERSON.

CONSUMERS BANCORP, INC.

614 East Lincoln Way

P.O. Box 256

Minerva, Ohio 44657

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 15, 2008

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumers Bancorp, Inc. (the Company or Consumers Bancorp) for use at the Annual Meeting of Shareholders (the Annual Meeting) to be held at Consumers National Bank, 614 East Lincoln Way, Minerva, Ohio, on Wednesday, October 15, 2008, at 9:00 a.m., E.S.T and any adjournments thereof.

This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about September 15, 2008. It is contemplated that solicitation of proxies generally will be by mail. However, officers or employees of Consumers Bancorp or Consumers National Bank, a wholly-owned subsidiary of Consumers Bancorp, may also solicit proxies by electronic media without additional compensation. Consumers Bancorp will pay the costs associated with the solicitation of proxies.

Shareholders of record at the close of business on August 22, 2008 are entitled to notice of and to vote at the Annual Meeting. As of August 22, 2008, 2,029,558 Consumers Bancorp common shares, no par value, were issued and outstanding. Each shareholder will be entitled to one vote for each common share on all matters that come before the Annual Meeting.

Proxies solicited by the Board of Directors will be voted in accordance with the instructions given, unless revoked. Where no instructions are provided, all properly executed proxies will be voted (1) for the election to the Board of Directors of all nominees for Class II directors named in this Proxy Statement; and (2) at the discretion of the holders of the proxies, on such other business that may properly come before the meeting or any adjournment thereof.

The shareholders present in person or by proxy shall constitute a quorum. The four nominees receiving the highest number of votes cast, including votes cast cumulatively shall be elected Directors. Abstentions and broker non-votes will be counted in establishing the quorum. A proxy may be revoked at any time before it is voted by providing written notice to Consumers Bancorp, by submitting a later dated proxy or by voting in person at the Annual Meeting. Any written notice revoking a proxy should be sent to Ms. Theresa Linder, Secretary, Consumers Bancorp, Inc., P.O. Box 256, Minerva, Ohio 44657.

PROPOSAL 1

ELECTION OF DIRECTORS

Election of Directors

Section Five of the Company’s Amended and Restated Articles of Incorporation provides that the Board of Directors be divided as equally as possible into three classes designated as Class I, Class II and Class III. Generally, the directors in each class are elected to serve staggered three year terms so that the term of office of one class of directors expires at each annual meeting. Currently, the Board of Directors consists of ten members: three directors in Class I with terms expiring in 2010, four directors in Class II with terms expiring in 2008 and three directors in Class III with terms expiring in 2009.

On January 23, 2008, Ralph J. Lober, II was appointed to the Board of Directors in conjunction with his promotion to President and Chief Operating Officer. Mr. Lober was appointed as a Class II director joining David W. Johnson, Laurie L. McClellan and Harry W. Schmuck, Jr. in that class. The terms of office of current Class II directors will expire at the Annual Meeting upon the election of their successors. Additional information concerning the nominees for director, the directors and executive officers of Consumers Bancorp is provided in the following pages.

The common shares represented by the accompanying proxy will be voted for the election of the nominees to serve as directors, unless contrary instructions are indicated on the proxy card. The nominees for director receiving the greatest number of “for” votes will be elected as directors. If the election of directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment.

If one or more of the nominees should at the time of the Annual Meeting be unavailable or unable to serve as a director, the common shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board of Directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

The Board of Directors recommends that the shareholders vote “FOR”

the election of the nominees as Class II directors.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information for each person who is a nominee to serve on the Board of Directors or whose term as a Director will continue after the Annual Meeting.

Name	Age	Principal Occupations And Employment During Past Five Years	Positions Held with Consumers Bancorp or Consumers National Bank	Served as Director Since	Term to Expire
Nominees to serve as Class II Directors

David W. Johnson	48	Corporate President of Summitville Tiles, Inc., Summitville, Ohio, a tile manufacturing business; President of Spread Eagle Tavern & Inn, fine dining restaurant and inn; Partner of PCJ Ltd., family holding company	Director	1997	2008

Ralph J. Lober, II	41	President and Chief Operating Officer of Consumers National Bank and Consumers Bancorp, Inc.; Executive Vice President and Chief Operating Officer of Consumers National Bank and Consumers Bancorp, Inc. (2007); Executive Vice President and Chief Financial Officer of Morgan Bank National Association (2001 – May 2007)	Director, President and Chief Operating Officer, Executive Vice President and Chief Operating Officer (2007)	2008	2008

Laurie L. McClellan	55	Chairman of the Board of Consumers Bancorp, Inc. and Consumers National Bank; Acting Treasurer of Consumers Bancorp, Inc. (2005); Radiologic Technologist, Westwood Urgent Care, Alliance, Ohio (1994 – 2002) and IMS, Alliance, Ohio (2003 – 2004)	Director, Chairman	1987	2008

Harry W. Schmuck, Jr.	59	Operations Manager of Schmuck Partnership, an agricultural business; Farm Sales Associate of Russ Kiko & Associates, Inc.	Director	2005	2008
Class I Directors

James V. Hanna	65	Deputy Sheriff, Carroll Co. Sheriff’s Dept. (1999 – Present), Maintenance, Louisville YMCA (1992 – Present)	Director	2005	2010

James R. Kiko, Sr.	64	Director of Kiko Auctioneers, Inc., Canton, Ohio, a real estate brokerage and auction service, Partner, owner and operator of Kiko Farms	Director	1997	2010

John E. Tonti	67	President of Salem Community Foundation; Retired, former Key Bank, Canton-Mahoning Valley advisory board member (2001 – 2004); Executive Director Northern Columbiana County United Way (2003 – 2006); Certified Public Accountant, former Partner, Hill, Barth & King, Salem, Ohio (1963 – 2000)	Director	2004	2010
Class III Directors

John P. Furey	56	Corporate President of Furey’s Wheel World, Inc., Malvern, Ohio, an automotive retail sales business	Director	1995	2009

Thomas M. Kishman	59	Co-owner of Kishman’s IGA and GasNGo, Minerva, Ohio, a retail grocery and fuel center	Director	1995	2009

Name	Age	Principal Occupations And Employment During Past Five Years	Positions Held with Consumers Bancorp or Consumers National Bank	Served as Director Since	Term to Expire
Steven L. Muckley	53	Chief Executive Officer of Consumers National Bank and Consumers Bancorp, Inc.; President of Consumers National Bank and Consumers Bancorp, Inc. (2003 – 2007); Acting Chief Financial Officer of Consumers National Bank and Consumers Bancorp, Inc. (2005); Certified Public Accountant, Partner 415 Group; f.k.a. Arner & Co., Canton, Ohio (1981 – 2003)	Director, Chief Executive Officer, Program Manager and Senior Investment Representative, President (2003 – 2007), Acting Chief Financial Officer (2005)	2003	2009

The following information is provided with respect to each person who currently serves as an executive officer of the Company.

Name	Age	Principal Occupations And Employment During Past Five Years	Positions Held with Consumers Bancorp or Consumers National Bank	Served as Officer Since
Non-Director Executive Officers:

Rebecca A. Geis	55	Vice President Compliance Officer, Huntington Bank (2006); Vice President Business Solutions Center, Unizan Bank (2002 – 2006)	Vice President Deposit Operations	2006

Stormie L. Gross	51	Internal Audit Manager (2005 – 2006);Risk Management Loan Review Consumers National Bank (2003 – 2005); Auditor, Loan Review Specialist, Sky Bank (2002 – 2003)	Vice President Risk Management, Compliance Officer; Internal Audit Manager (2005 – 2006);Risk Management Loan Review (2003 – 2005)	2007

Paul B. Hugenberg, III	36	Adjunct Faculty, Stark State Technical College (2007 – 2008); Senior Manager, Information Risk & Performance Services, Crowe Chizek and Company LLC (2003 – 2005); Regional Supervisor, Sky Financial Group (2000 – 2003)	Chief Information Officer	2005

Phillip M. Suarez	59	Senior Vice President and Senior Loan Officer, Consumers National Bank	Senior Vice President and Senior Loan Officer	2000

Renee K. Wood	37	Controller, Consumers Bancorp, Inc. and Consumers National Bank (Jan 2005 – July 2005); Vice President—Finance Dept., Unizan Bank, National Association (2002 – 2005)	Chief Financial Officer and Treasurer; Controller (Jan 2005 – July 2005)	2005

THE BOARD OF DIRECTORS AND

ITS COMMITTEES

The Board of Directors conducts its business through meetings of the Board and its committees. Consumers Bancorp held 14 Board meetings during the 2008 fiscal year. All directors attended at least 75% of the total number of Consumers Bancorp Board meetings and meetings held by all committees of the Board on which they served during the 2008 fiscal year. Currently, each member of the Board of Directors of Consumers Bancorp also serves as a member of the Board of Directors of Consumers National Bank. Consumers National Bank held 14 Board of Directors meetings during the 2008 fiscal year, plus two days of Strategic Planning meetings. The Company has determined that all directors, except Mr. Hanna, Ms. McClellan, Mr. Muckley, and Mr. Lober are “independent” directors under the listing standards of National Association of Securities Dealers, Inc. (NASD) and the additional independence requirements of the Company.

Although the Company does not have a formal policy with respect to Board member attendance at the annual meeting of shareholders, each member is encouraged to attend. All Board members attended the 2007 Annual Meeting of Shareholders.

Consumers Bancorp has an Asset/Liability Committee, Audit Committee, Compensation Committee, Corporate Governance Committee, Executive Committee, Loan Committee and Nominating Committee, each of which serves in dual capacity as a committee of Consumers Bancorp and Consumers National Bank.

The Asset/Liability Committee is comprised of Mr. Hanna, Mr. Johnson, Mr. Lober, Mr. Schmuck, Mr. Tonti and Mr. Muckley, who serves as chairman. The Asset/Liability Committee is primarily responsible for ensuring Consumers Bancorp and Consumers National Bank have adequate investment and funds management policies. The committee makes recommendations relative to the strategic direction of the Company and establishes key benchmarks relative to performance. The Asset/Liability Committee is also responsible for establishing procedures for monitoring the management of the investment portfolio and Consumers National Bank’s liquidity, capital and interest rate risk position. During the fiscal year 2008, the Asset/Liability Committee met four times.

The Audit Committee is comprised of Mr. Furey, Mr. Kiko, Mr. Kishman and Mr. Tonti, who serves as chairman. The oversight function of the Audit Committee includes the review of all internal and external audit functions and the approval and engagement of the Company’s independent auditors. The Board of Directors of Consumers Bancorp adopted a revised Audit Committee Charter in May 2007 which is available on the Company’s website www.consumersbancorp.com. The Board of Directors of Consumers Bancorp has determined that each member of the Audit Committee meets the independence standards of Rule 4200 (a) (15) of the NASD and that Mr. Tonti satisfies the requirements of a “financial expert,” as defined in Rule 4350(d) of the NASD. The Report of the Audit Committee is on page 15 of this Proxy Statement. During fiscal year 2008, the Audit Committee met seven times.

The Compensation Committee reviews overall bank compensation policy and executive management compensation. This committee is comprised of Mr. Furey, Mr. Johnson, Ms. McClellan and Mr. Kishman, who serves as chairman. The Report of the Compensation Committee is on page 14 of this Proxy Statement. Our compensation philosophy and objectives are described in the Compensation Discussion and Analysis section beginning on page 10 of this proxy statement. During the fiscal year 2008, the Compensation Committee met six times. The Compensation Committee Charter is available on the Company’s website www.consumersbancorp.com.

The Corporate Governance Committee is comprised of Mr. Kishman, Mr. Schmuck and Mr. Johnson, who serves as chairman. The committee is responsible for making independent recommendations to the Board of Directors as to best practices for Board governance and conducting an evaluation of Board performance. During the fiscal year 2008, the Corporate Governance Committee met once.

The Executive Committee reviews various executive and interim Board matters as outlined by its charter. This committee is comprised of Mr. Furey, Mr. Kiko, Mr. Tonti and Ms. McClellan, who serves as the chairperson. During the fiscal year 2008, the Executive Committee met seven times.

The Loan Committee is comprised of Mr. Furey, Mr. Hanna, Mr. Lober, Ms. McClellan, Mr. Muckley, Mr. Schmuck, and Mr. Kiko, who serves as chairman. The Loan Committee reviews loan requests and is responsible for approving any exceptions to policy and loans that exceed an individual loan officer’s or Internal Loan Committee’s lending authority. During the fiscal year 2008, the Loan Committee met 27 times.

The Nominating Committee is comprised of Mr. Kiko, Mr. Kishman, Ms. McClellan and Mr. Johnson, who serves as chairman. The Board of Directors of Consumers Bancorp has determined that Mr. Johnson, Mr. Kiko and Mr. Kishman meet the independence standards of Rule 4200 (a) (15) of the NASD. In addition, the Board of Directors has determined that it is in the best interest of the Company to have Ms. McClellan, who owns or controls more than 20% of the Company’s voting securities, serve on the Nominating Committee. During the fiscal year 2008, the Nominating Committee met once.

Under the terms of the Nominating Committee Charter the Nominating Committee is responsible for developing and implementing a process and guidelines for the selection of individuals for nomination to the Board of Directors and considering incumbent directors for nomination for re-election. The Nominating Committee will consider candidates for director who are recommended by shareholders in accordance with the Company’s Code of Regulations and the Board Addition/Replacement Procedures found in the Board Supervision Policy. Candidates must be individuals with a good reputation who demonstrate civic character, business success and community involvement. They must be willing to commit their time to Board and committee meetings, keep apprised of banking issues and complete continuing education courses. The Nominating Committee is responsible for the selection of the final slate of nominees for election to the Board of Directors. Those nominees recommended by the Committee are then submitted to the Board of Directors for approval. The Nominating Committee Charter is available on the Company’s website www.consumersbancorp.com.

Shareholders desiring to nominate a candidate for election as a director at the 2009 Annual Meeting of Shareholders other than for inclusion in Consumers Bancorp’s proxy statement and form of proxy must deliver written notice to the Secretary of Consumers Bancorp, at its executive offices, 614 East Lincoln Way, Minerva, Ohio 44657, not later than August 1, 2009 or such nomination will be untimely. Consumers Bancorp reserves the right to exercise discretionary voting authority on the nomination if a shareholder has failed to submit the nomination by August 1, 2009 or if the candidate does not meet criteria set forth in the Company’s Amended and Restated Regulations.

Compensation of Directors

Directors, excluding directors that are employees of Consumers National Bank, are compensated for each meeting of the Consumers National Bank Board of Directors and each committee meeting they attend. Compensation for attendance at a Board of Directors meeting was $800 per meeting. Committee meeting attendance compensation was $100 for the Asset/Liability, Compensation, Corporate Governance, Nominating and Loan Committees, and $200 for Audit and Executive Committees. Compensation for the Committee Chairman of the Asset/Liability, Compensation, Corporate Governance, Executive, Nominating and the Loan Committees was $200 per meeting, and the compensation for the Audit Committee Chairman was $300 per meeting. The Company maintains an annual retainer compensation program, which provides that directors who are not employees of Consumers National Bank are eligible to receive an annual retainer equal to $2,000, plus $100 for each year of service on the Board. The aggregate amount paid to non-employee directors for the fiscal year ended June 30, 2008 under these arrangements was $136,900. The Compensation Committee recommends to the Board the proposed director fees after consideration of information from peer surveys and the Company’s performance. The Board is responsible for approving the fees for attending Board meetings and committee meetings. The Board believes the fees are competitive with the fees paid by other peer banks of a comparable size and will ensure the Company attracts and retains qualified Board members.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

Generally, under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of securities, such as common shares, if such person has or shares voting power or investment power in respect of such securities. In addition, a person is deemed to be the beneficial owner of a security if he or she has the right to acquire such voting or investment power over the security within sixty days, for example, through the exercise of a stock option. Information is provided below about each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock as of June 30, 2008.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of June 30, 2008		Percent of Common Shares
Laurie L. McClellan 28 Tepee Drive Minerva, Ohio 44657	431,350	(1)	21.25%

James V. Hanna 14269 Lincoln S.E. Minerva, OH 44657	154,750	(2)	7.62%

(1)	Includes 426,100 shares owned by or jointly with family members or trusts.
(2)	Includes 150,900 shares owned by or jointly with family members or trusts.

Security Ownership of Management

The following table shows the beneficial ownership of the Company’s common stock as of June 30, 2008 for each director and named executive officers of the Company and for all current directors and named executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Shares (if 1% or Greater)
John P. Furey	28,864	(1)	1.42%
James V. Hanna	154,750	(2)	7.62%
David W. Johnson	9,100
James R. Kiko, Sr.	8,085	(3)
Thomas M. Kishman	11,801	(4)
Ralph J. Lober, II	4,389	(5)
Laurie L. McClellan	431,350	(6)	21.25%
Steven L. Muckley	17,625
Harry W. Schmuck, Jr.	9,122	(7)
John E. Tonti	3,200
Paul B. Hugenberg, III	239
Renee K. Wood	1,000	(8)
All directors and named executive officers as a group (12 persons)	679,525		33.48%

(1)	Includes 24,464 shares owned by or jointly with family members or trusts.
(2)	Includes 150,900 shares owned by or jointly with family members or trusts.
(3)	Includes 2,500 shares owned by or jointly with family members or trusts.
(4)	Includes 5,801 shares owned by or jointly with family members or trusts.
(5)	Includes 4,389 shares owned by or jointly with family members or trusts.
(6)	Includes 426,100 shares owned by or jointly with family members or trusts.
(7)	Includes 2,700 shares owned by or jointly with family members or trusts.
(8)	Includes 1,000 shares owned by or jointly with family members or trusts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction and Overview

This Compensation Discussion and Analysis discusses the compensation awarded to, earned by, or paid to the named executive officers whose compensation is detailed in this proxy statement. These named executive officers are the chief executive officer, president and chief operating officer, chief financial officer and the chief information officer. The Board of Directors has delegated to the Compensation Committee responsibility for the oversight and administration of compensation of the Company. The committee reviews and recommends company benefit and incentive plans, as well as, reviewing the individual performance of the chief executive officer and executive management.

Compensation Philosophy and Objectives

The objective of the Company’s compensation program is to fairly compensate the executive officers in light of their individual performances and their contributions to the performance of the Company, thereby aligning executives’ incentives with shareholder value creation. The compensation philosophy is designed to reward effort and achievement by the officers and provide them with compensation targeted at market competitive levels. The Company’s compensation program includes the following core components: base salary, cash incentive, long-term compensation and certain change of control agreements. The Committee manages all three components on an integrated basis to achieve the following objectives: to attract and retain highly qualified management and to provide shorter-term incentive compensation that varies directly with the Company’s financial performance. The Company believes that, by setting and adjusting these elements, it has the flexibility to offer appropriate incentives to its executive officers.

Components of Compensation

Base Salary

Base salary is a major factor in attracting and retaining key personnel and therefore is the primary component of executive officer’s compensation. In setting an officer’s base salary, the Company considers parameters set by its size and complexity and the salaries offered by peers. The Company does not have a formal policy to target compensation at a specific level of market compensation. Executive compensation packages are currently at or above the 50th percentile of peer banks of comparable size. Some of the resources used to compare the compensation offered by peers were Ohio Bankers League Bank Compensation and Benefits Survey and Crowe Chizek Financial Institutions Survey. The Company’s performance as measured by its results compared to previous years is also considered in determining the overall adjustments to executive officers salaries. Specific salaries are adjusted to reflect the contributions of the executive officer to the Company’s operations and the accomplishment of its long-term goals. Based on a review of the company’s strategic direction, individual career path objectives and succession planning in conjunction with the broad databases and other publicly available information, the Company believes that its executive compensation is in line with its compensation philosophy.

In establishing the Chief Executive Officer’s compensation for 2008, the Committee considered the Company’s short-term and long-term goals, past compensation practices, comparative peer data and competitive market guidelines for the position. With the restructuring and separation of the Chief Executive Officer / President’s position, the Chief Executive Officer’s job responsibilities were updated to include an increased emphasis on the expansion of financial services. The Compensation Committee, in conjunction with the Board of Directors, will periodically review compensation of the Chief Executive Officer in relation to performance goals achieved during the 2009 fiscal year.

Incentive Compensation

The Company’s quarterly cash incentive compensation was based on the Company’s short-term performance as measured by earnings. The quarterly incentive compensation program was effective through December 31, 2007. The quarterly incentive compensation program, contemplated first providing a reasonable return on investment to shareholders and then providing a profit-sharing payment to employees thereafter. A minimum net income target of $450,000 per quarter had to be achieved before an incentive payment would be made. After reaching the minimum net income target, net income was distributed on a profit-sharing basis with 75% allocated to shareholders, 15% allocated to executive officers and 10% allocated to non-executive employees. Reported net income results for the second quarter of fiscal year 2008 were in excess of the targeted level of performance. The Compensation Committee approved an award for each executive officer based on second quarter of fiscal year 2008 corporate performance.

During the third quarter of fiscal year 2008, the Compensation Committee approved a new annual incentive compensation program that went into effect on a pro-rated basis on January 1, 2008 for the second half of the 2008 fiscal year. All participants are eligible to earn incentive compensation based on corporate financial performance, departmental, and individual goals as determined by each participant’s manager. All employees, except seasonal and part-time employees working less than an average of 24 hours per week, are eligible to participate in the annual incentive plan. Positions are classified into various levels according to overall responsibilities within the organization and the impact each position has on the organization’s overall financial performance.

For the 2008 fiscal year, the Compensation Committee selected return on equity (ROE) as the corporate performance target for the plan. The targeted ROE for the 2008 fiscal year was 9.50%, with a reduced bonus amount available for payment if the Company achieved at least 95.0% of the ROE target, or 9.025% ROE. Reported ROE results for the 2008 fiscal year exceeded 95.0% of the targeted level of financial performance. Based on these ROE results, the total bonus available company wide was $50,000.

The table below shows how each plan component for 2008 is weighted when evaluating each of the named executive officers:

	Corporate Performance	Individual/ Departmental Goals
Steven L. Muckley	75.0%	25.0%
Ralph J. Lober, II	75.0%	25.0%
Renee K. Wood	50.0%	50.0%
Paul B. Hugenberg, III	50.0%	50.0%

The total amount of awards for both of these incentive plans for each executive officer is disclosed under the “Bonus” column of the Summary Compensation Table.

Long-term Compensation

Long-term compensation includes a qualified retirement plan in the form of a 401(k) Plan and a non-qualified Salary Continuation Program. The Company provides safe harbor contributions under the 401(k) Plan, matching up to 100% of the first 4.0% contributed by the employee. The amount contributed on behalf of the executive officers is determined in accordance with the provisions of the plan applicable to all employees. The Salary Continuation Plan is designed to retain executive and senior management personnel. Entrance to the Salary Continuation Plan is limited and is subject to meeting performance criteria, established by the Compensation Committee and approved by the Board of Directors. The Company expects these plans to promote longevity with the Company and discourage turnover among its executive officers and other employees.

The following table sets forth the cash compensation and certain other compensation paid or earned by the Company’s Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and Chief Information Officer for the fiscal years ended June 30, 2008 and 2007. The individuals listed in this table are sometimes referred to in this proxy statement as the “named executive officers.”

Change of Control Agreements

The Company recognizes change of control agreements can help it to attract and keep talented executives and can minimize the impact on key executives of a job loss due to a change of control. In the event a transaction that would lead to a change of control is proposed, such agreements can help assure the executives analyze the transaction without undue focus on its effect upon them personally. In addition, if a transaction would occur, change of control agreements can encourage key executives to stay and help accomplish a smooth transition. As a result, the Board believes offering such agreements to certain executives who are important to the Company’s operation and would likely lose their jobs as the result of a change of control, is in the best interests of the shareholders of the Company, and it has offered them to selected executive officers of the Company who satisfy this criteria.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Comp. ($) (1)(2)	Total ($)
Steven L. Muckley Chief Executive Officer	2008	$186,123	$8,537	$—	$—	$—	$63,553	$18,353	$276,566
	2007	164,892	—	—	—	—	56,980	18,848	240,720

Ralph J. Lober, II President and Chief Operating Officer	2008	$139,542	$6,915	$—	$—	$—	$—	$500	$146,957

Renee K. Wood Chief Financial Officer and Treasurer	2008	$90,196	$2,735	$—	$—	$—	$—	$3,661	$96,592
	2007	88,188	250	—	—	—		3,543	91,981

Paul B. Hugenberg, III Chief Information Officer	2008	$109,538	$3,278	$—	$—	$—	$—	$4,443	$117,259
	2007	107,690	250	—	—	—		4,324	112,264

(1)	This column includes contributions by the Company for each of the named executive officers to the Consumers National Bank 401(k) Savings and Retirement Plan and Trust.
(2)	This column also includes perquisites and personal benefits for Mr. Muckley. Perquisites and personal benefits for Mr. Muckley totaled $11,409 and included payment of health insurance premiums and personal use of a company car. None of the other named executive officers have any perquisites.

DEFINED CONTRIBUTION PLAN

Under the Consumers National Bank 401(k) Savings and Retirement Plan & Trust (401(k) Plan) as in effect during the fiscal year ended June 30, 2008, the Consumers National Bank’s Board of Directors has the discretion and authority to determine the amount to be contributed to the 401(k) Plan. The 401(k) Plan is administered by Consumers National Bank. Each participant in the 401(k) Plan has credited to their account a maximum of 4.0% of their annual salary, provided they have voluntarily contributed a like amount. The 401(k) Plan states that each participant shall be fully vested in the 401(k) Plan immediately upon contribution. Benefits under the 401(k) Plan cannot be estimated for the participants because the benefits are based upon future earnings of Consumers National Bank and future compensation of the participants. Part of the funds in the 401(k) Plan is vested in the participants in accordance with the 401(k) Plan. An eligible participant is one who has completed one year of service, works 1,000 hours per year, and has attained the age of 21. At the time of retirement, death, disability or other termination of employment, a participant is eligible to receive a distribution of all vested amounts credited to their account in either a single lump sum payment or a series of substantially equal installment payments over a period not longer than the joint life expectancy of the participant and beneficiary. The trustees of the 401(k) Plan are Steven L. Muckley and Laurie L. McClellan.

SALARY CONTINUATION PROGRAM

In September 1995, the Board of Directors of Consumers National Bank adopted a salary continuation program (Plan) to encourage the long-term retention of Consumers National Bank executives and avoid the cost of executive turnover. Pursuant to the Plan, salary continuation agreements were entered into between Consumers National Bank and certain executives. In 2001, several of the Agreements were amended and restated to reflect changes in the Plan approved by the Board of Directors. In 2008, all of the agreements were amended to comply with Internal Revenue Code Section 409A (Amended Agreements). The Amended Agreements provide such executives (and, in the event of the executive’s death, surviving beneficiary) with 180 months of salary continuation payments equal to a certain percentage of an executive’s average compensation, as defined within each agreement, using three full calendar years prior to Normal Retirement Age. For purposes of these Amended Agreements, “Normal Retirement Age” means the executive’s 65th birthday. Vesting under the Amended Agreements commences at age 50 and is prorated until age 65. If an executive dies during active service, the executive’s beneficiary is entitled to the Normal Retirement Benefit. The executive can become fully vested in the Accrual Balance upon termination of employment following a disability or a change in control of the Bank. For purposes of these Amended Agreements, “Accrual Balance” means the liability that should be accrued by the Company for the Company’s obligation to the executive under the Amended Agreements. For purposes of calculating the Accrual Balance, the discount rate in effect at June 30, 2008 was 6.0%. Mr. Muckley became eligible to participate in the Plan as of August 11, 2004 and entered the plan on March 1, 2005. Mr. Lober became eligible to participate in the Plan as of May 8, 2008 and entered the plan on August 29, 2008.

PENSION BENEFITS

Name	Plan Name	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Steven L. Muckley	Salary Continuation Program	$206,476	$—

CHANGE OF CONTROL AGREEMENTS

Change of control agreements (Change of Control Agreements) were entered into with certain executive officers in order to provide severance benefits in the event of their termination of employment following a change of control of Consumers National Bank within five years of the effective date of each agreement.

If within 12 months following a change of control, a termination of employment occurs for any reason other than death, Disability (as defined below), or Cause (as defined below), a participant may receive a lump sum payment based on the agreement schedule in effect at the date of such termination. In addition, the participant shall be entitled to receive Company-paid COBRA premiums, relating to employee’s group medical insurance continuation premiums under the Company’s group health plan, for a period of 12 months after the date of termination. For purposes of these Change of Control Agreements, a “Change of Control” means the transfer of shares of the Company’s voting common stock during the term such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Internal Revenue Code) more than 50 percent of the Company’s outstanding voting common stock. The date of the employee’s termination shall be the date specified by the Company in a written notice to the employee. The employee shall be considered to have a “Disability” during the period in which the employee is unable, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of employee’s regular employment with the Company, which condition is expected to be permanent. For purposes of these Change of Control Agreements, the term “Cause” means, in the reasonable judgment of the President of the Company, (i) the willful and continued failure by the employee to substantially perform the employee’s duties with the Company after written notification by the Company, (ii) the willful engaging by the employee in conduct which is demonstrably injurious to the Company, monetarily or otherwise, or (iii) the engaging by the employee in egregious misconduct involving serious moral turpitude. For purposes of these Agreements, no act or failure to act on the employee’s part shall be deemed “willful” unless done, or omitted to be done, by the employee not in good faith and without reasonable belief that such action was in the best interest of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As of June 30, 2008, if a change of control had occurred and Mr. Muckley was terminated or if Mr. Muckley had become disabled, then Mr. Muckley would have received a payment of $206,476 under the Salary Continuation Program. If Mr. Muckley was terminated for cause as of June 30, 2008, then Mr. Muckley would not have received a benefit payment under the Salary Continuation Program.

If a change of control had occurred on June 30, 2008 and each named executive officer with a Change of Control Agreement was terminated, then Mr. Lober would have received a termination/severance payment of $120,000 and the cost of COBRA premiums, assuming no increase after that date, would have been $15,289. Mr. Hugenberg would have received a termination/severance payment of $65,563 and the cost of COBRA premiums, assuming no increase after that date, would have been $8,310. Ms. Wood would have received a termination/severance payment of $55,053 and no reimbursement for COBRA premiums.

COMPENSATION COMMITTEE REPORT

The Company’s Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with Management. Based upon this review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K, proxy or information statement.

Respectfully Submitted,
The Compensation Committee

Mr. Kishman, Chairman
Mr. Furey
Mr. Johnson
Ms. McClellan

COMPENSATION COMMITTEE INTERLOCK

AND INSIDER PARTICIPATION

Ms. Laurie L. McClellan, the Company’s Chairman served on the Executive and Compensation Committees during the fiscal year ended June 30, 2008. Ms. McClellan, in serving on the Executive and Compensation Committees, did not participate in discussions or decision-making relative to her own compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to file reports with the Securities and Exchange Commission indicating their holdings of, and transactions in, the Company’s equity securities. Based solely on a review of the copies of such reports it received, and written representations from reporting persons, the Company believes that during the fiscal year ended June 30, 2008, its reporting persons complied with all Section 16(a) filing requirements, except one late Form 4 filing for Ms. Gross.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Directors and executive officers of Consumers Bancorp and Consumers National Bank and their associates were customers of, or had transactions with, Consumers Bancorp or Consumers National Bank in the ordinary course of business during fiscal year ended June 30, 2008. Transactions with these persons are expected to continue to take place in the future. In the ordinary course of business, loans are made to officers and directors on substantially the same terms as those prevailing at the same time for comparable transactions with unrelated third parties. Such loans do not, and will not, involve more than the normal risk of collectability or present other unfavorable features.

Mr. Kiko, a director, is a real estate auctioneer and, in the ordinary course of business, the Company has retained the services of Kiko Auctioneers to liquidate property and may continue to retain their services in the future.

Consumers National Bank is party to an operating lease agreement for the Malvern Branch location with Furey Holdings, LLC. Mr. Furey is the managing member of Furey Holdings, LLC. This leasing arrangement and the terms of the lease were unanimously approved by directors without an interest in the transaction.

The SEC rules require disclosure of any family relationship among directors and executive officers. Mr. Kiko, director, is first cousin to Janice E. Kishman, spouse of director, Mr. Kishman.

Mr. Johnson is President of Summitville Tiles, Inc., which filed for Chapter 11 bankruptcy protection in December 2003. Summitville Tiles, Inc. filed a formal Plan of Reorganization on August 6, 2004 and emerged from Chapter 11 on December 12, 2004.

AUDIT COMMITTEE REPORT

Consumers Bancorp’s Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended June 30, 2008. In addition, the Audit Committee has discussed with Crowe Chizek and Company LLC, the independent registered public accounting firm for Consumers Bancorp, the matters required by Statements on Auditing Standards No. 61, Communications with Audit Committees, as amended, and Rule 2-07, Communication with Audit Committees, of Regulation S-X.

The Audit Committee has received written disclosures from Crowe Chizek and Company LLC required by Independence Standards Board Standard No. 1. The Audit Committee has discussed with Crowe Chizek and Company LLC its independence from Consumers Bancorp.

Based on the foregoing discussions and reviews, the Audit Committee has recommended to Consumers Bancorp’s Board of Directors that the audited financial statements be included in Consumers Bancorp’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 for filing with the Securities and Exchange Commission.

Respectfully Submitted,
The Audit Committee

Mr. Tonti, Chairman
Mr. Furey
Mr. Kiko
Mr. Kishman

Independent Registered Public Accounting Firm

Crowe Chizek and Company LLC audited the consolidated financial statements for the year ended June 30, 2008. Representatives of Crowe Chizek and Company LLC will attend the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

Principal Accountant Fees and Services

The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent auditors for audits of the Company’s financial statements. In addition, the Audit Committee has sole responsibility for determining whether and under what circumstances the Company’s independent auditors may be engaged to perform audit-related services and must pre-approve 100% of any non-audit related service performed by the independent auditors.

Crowe Chizek and Company LLC billed the Company $74,824 and $78,795 for the fiscal years ended June 30, 2008 and June 30, 2007, respectively. The table below sets forth the aggregate fees billed by Crowe Chizek and Company LLC for services rendered to the Company and its affiliates for the fiscal years 2008 and 2007.

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Services
2008	$67,600	$—	$6,950	$274
2007	$71,500	$—	$6,950	$345

The “Tax Fees” for 2008 and 2007 related principally to filing, compliance and tax strategy planning. The “All Other Services” for 2008 and 2007 related principally to the purchase of miscellaneous bank performance data.

The Audit Committee has reviewed all non-audit services described above and has concluded that the provision of these non-audit services is compatible with maintaining Crowe Chizek and Company LLC’s independence.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2009 Annual Meeting of Shareholders and who wishes to have the proposal included in Consumers Bancorp’s proxy statement and form of proxy for that meeting must deliver the proposal to Consumers Bancorp at its executive offices, 614 East Lincoln Way, Minerva, OH 44657, not later than May 15, 2009.

Any shareholder who intends to present a proposal, other than as set forth above, at the 2009 Annual Meeting of Shareholders other than for inclusion in Consumers Bancorp’s proxy statement and form of proxy must deliver the proposal to Consumers Bancorp at its executive offices, 614 East Lincoln Way, Minerva, OH 44657, not later than July 31, 2009 or such proposal will be untimely. Consumers Bancorp reserves the right to exercise discretionary voting authority on the proposal if a shareholder has failed to submit the proposal by July 31, 2009.

SHAREHOLDER COMMUNICATIONS

Any shareholder may send communications to the Board of Directors through the Company’s Corporate Secretary, Consumers Bancorp, Inc., 614 East Lincoln Way, P.O. Box 256, Minerva, Ohio 44657. Communications sent by qualified shareholders for proper, non-commercial purposes will be transmitted to the Board of Directors, or the appropriate committee, as soon as practicable. Shareholders may also send communications to the presiding non-management director of the Board by sending correspondence to Audit Chairman, Consumers Bancorp, Inc., 614 East Lincoln Way, P.O. Box 256, Minerva, Ohio 44657.

FORM 10-K ANNUAL REPORT

The Form 10-K Annual Report for the fiscal year ended June 30, 2008 has been mailed concurrently with this Proxy Statement to shareholders of record. The Form 10-K Annual Report does not constitute a part of the proxy material. Shareholders may request a copy of any of the Company’s filings at no cost by writing or e-mailing the Company at the following address or e-mail address: Consumers Bancorp, Inc., Attn: Theresa J. Linder, 614 East Lincoln Way, Minerva, Ohio 44657 or e-mail to shareholderrelations@consumersbank.com.

OTHER BUSINESS

The Board of Directors is not aware of any business to be addressed at the meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the common shares represented by proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting the proxies.

CUMULATIVE VOTING

Under the General Corporation Law of Ohio, if a shareholder desires cumulative voting for election of the directors, then the shareholder must provide written notice to the President or the Secretary of Consumers Bancorp not less than 48 hours before the time fixed for holding the Annual Meeting. Upon announcement of this notice at the Annual Meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder may cast as many votes in the election of directors as the number of directors to be elected multiplied by the number of shares held. The votes may be cast for one nominee or distributed among as many nominees as the shareholder desires.

At this time it is not known whether there will be cumulative voting for the election of directors at the meeting. If the election of directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment.

By Order of the Board of Directors

Laurie L. McClellan
Chairman

Minerva, Ohio

September 15, 2008

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY CONSUMERS BANCORP, INC.
			For	With- hold	For All Except

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS OCTOBER 15, 2008		Proposal One: To elect the following nominees to the Board of Directors as Class II directors to serve a three-year term until the Annual Meeting of Shareholders in 2011: ☐ ☐ ☐
Class II Directors:
This Proxy is solicited on behalf of the Board of Directors.		David W. Johnson
Ralph J. Lober, II

The undersigned shareholder of Consumers Bancorp, Inc., 614 East Lincoln Way, Minerva, Ohio, hereby appoints Theresa Linder and Cipriano Beredo, or either of them (each with full power to act alone), as attorneys and proxies for the undersigned, with full power of substitution, to vote all common shares of Consumers Bancorp, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, October 15, 2008, at 9:00 A.M. (local time), or at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, such proxies being directed to vote as specified hereon:

Unless otherwise indicated, the proxies will vote FOR the Proposal

Laurie L. McClellan Harry W. Schmuck, Jr. INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

Proposal Two: For the transaction of any other business that may properly come before the meeting or any adjournment thereof.

Other Business:

In their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting or any and all adjournments thereof.

Mark here if you have an interest in obtaining future Consumers Bancorp, Inc. annual reports and proxy statements electronically in lieu of mail delivery. ☐

Note: The signature(s) on this proxy should correspond with the name(s) in which your shares are registered. When shares are registered jointly in the names of two or more persons, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the Chairman of its Board of Directors, its President, Vice President, Secretary or Treasurer.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

¿ Detach above card, sign, date and mail in postage paid envelope provided. ¿

CONSUMERS BANCORP, INC.

614 East Lincoln Way

P.O. Box 256

Minerva, Ohio 44657

PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.